Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES SECOND QUARTER PRODUCTION

10% increase in silver production over year-to-date 2023

FOR IMMEDIATE RELEASE

July 10, 2024

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced its preliminary production results for the second quarter of 2024.

HIGHLIGHTS

Year to Date ("YTD") 2024 compared to YTD 2023

●	10% increase in silver production
●	Keno Hill produced 1.5 million ounces of silver, with milled throughput of 341 tons per day ("tpd") YTD and 406 tpd in the second quarter
●	Record quarterly throughput at Lucky Friday of 1,181 tpd
●	4% increase in Casa Berardi's gold production

“Hecla produced 4.5 million silver ounces during the quarter, an increase of 6% over the prior quarter, reflecting a full quarter of production at Lucky Friday with record throughput, improved throughput at Keno Hill and another solid performance by Greens Creek," said Cassie Boggs, Interim President and CEO. "At Keno Hill we continue to focus on improving the safety culture and environmental performance, positioning the mine for long term success and while our actions are starting to show positive results, more work is required at this operation. We are also in contact with and continue to monitor the positions of First Nation of Na-Cho Nyäk Dun, on whose Traditional Territory Keno Hill is partly located."

Boggs continued, “With Keno Hill's expected silver production to exceed 2.7 million ounces this year, Hecla is on track to produce about 17 million ounces in 2024, a nearly 20% growth rate from 2023, making Hecla the fastest growing established silver producer with production growth in the best geographical regions."

OPERATIONS

Greens Creek

Greens Creek produced 2.2 million ounces of silver and 14,137 ounces of gold in the second quarter, a decrease of 9% and 3%, respectively, compared to the first quarter, while processing 2,481 tpd. Silver production declined primarily due to grades reverting to plan resulting in a decrease of 6% compared to the first quarter, as well as slightly lower throughput.

Lucky Friday

Lucky Friday produced 1.3 million ounces of silver in the quarter, an increase of 23% over the first quarter, reflecting a full quarter of production compared to the first quarter when production resumed on January 9. Mill throughput was a quarterly record at 1,181 tpd, as the mine continues to see the benefit of investment in infrastructure and the UCB mining method. The Company collected $17.8 million in insurance proceeds during the quarter with total proceeds to date at $35.2 million of the $50 million policy sub-limit.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla.com

Casa Berardi

Casa Berardi produced 23,187 ounces of gold in the second quarter, an increase of 5% compared to the first quarter. Increased production during the quarter resulted from improved grades and recoveries, partly offset by lower throughput. The mill operated at an average of 4,033 tpd during the quarter.

Keno Hill

Keno Hill produced 900,440 ounces of silver, an increase of 39% compared with the 646,312 ounces produced in the first quarter. The increased production was due to higher and more consistent mill throughput that averaged 406 tpd, a 47% improvement over the first quarter. Silver grade was strong for the quarter averaging 25.1 ounces per ton.

While the Company’s focus on improving safety and environmental processes has delivered increased operational consistency, additional investment in infrastructure and continued focus on safety, environmental, permitting and mining practices, as well as relations with First Nation of Na-Cho Nyäk Dun remain key to delivering long term value at this operation.

PRODUCTION SUMMARY

	Three Months Ended			Six Months Ended
	June 30,	March 31,		June 30,	June 30,
	2024	2024		2024	2023
Production			Increase/ (Decrease)			Increase/ (Decrease)
Silver (oz)	4,458,484	4,192,098	6%	8,650,582	7,873,529	10%
Gold (oz)	37,324	36,592	2%	73,916	74,822	(1)%
Lead (tons)	13,586	12,100	12%	25,686	26,307	(2)%
Zinc (tons)	16,191	16,211	(0)%	32,402	32,734	(1)%
Greens Creek - Silver (oz)	2,243,551	2,478,594	(9)%	4,722,145	5,128,533	(8)%
Greens Creek - Gold (oz)	14,137	14,588	(3)%	28,725	31,235	(8)%
Lucky Friday - Silver (oz)	1,308,155	1,061,065	23%	2,369,220	2,549,130	(7)%
Keno Hill - Silver (oz)	900,440	646,312	39%	1,546,752	184,264	739%
Casa Berardi - Gold (oz)	23,187	22,004	5%	45,191	43,587	4%

(1)	See cautionary statement regarding preliminary statements at the end of this release.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

Cautionary Statements Regarding Estimates and Forward-Looking Statements

All measures of the Company's second quarter 2024 operating results contained in this release are preliminary and reflect the Company’s expected results as of the date of this release. Actual reported second quarter 2024 results are subject to management's final review as well as review by the Company's independent registered accounting firm and may vary significantly from current expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla.com

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements may include, without limitation, that Keno Hill’s 2024 production is expected to exceed 2.7 million ounces. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) there being no significant changes to the availability of employees, vendors and equipment; (ix) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (x) counterparties performing their obligations under hedging instruments and put option contracts; (xi) sufficient workforce is available and trained to perform assigned tasks; (xii) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xiii) relations with interested parties, including First Nations and Native Americans, remain productive; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto.

In addition, material risks that could cause actual results to differ from forward-looking statements include but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; and (vi) litigation, political, regulatory, labor and environmental risks. For a more detailed discussion of such risks and other factors, see the Company's 2023 Form 10-K filed on February 15, 2024 for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Anvita M. Patil

Vice President – Investor Relations and Treasurer

Cheryl Turner

Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla.com

Website: www.hecla.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla.com

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